The Mexico Fund, Inc.

Monthly Summary Report
December 2010

Prepared By:

Impulsora del Fondo México, sc
Investment Advisor to the Fund

www.themexicofund.com

The information presented in this report has been derived from the sources indicated. Neither The Mexico Fund, Inc. nor its Adviser, Impulsora del Fondo México, S.C., has independently verified or confirmed the information presented herein.

                                                         December 31, 2010

I. The Mexico Fund Data	End of Month	One Month Earlier	One Year Earlier

Total Net Assets1 (million US$)	$424.44	$406.63	$360.58
NAV per share	$31.68	$30.35	$25.37
Closing price NYSE2	$28.27	$27.48	$21.92
% Premium (Discount)	(10.75%)	(9.46%)	(13.60%)
Shares traded per month2 (composite figures)	416,384	481,883	1,003,456
Outstanding shares3	13,399,745	13,399,745	14,212,988
Shares on Short Interest Position2	7,340	10,113	11,718

Note: Past performance is no guarantee of future results.

II. Performance4	1 Month	3 Months	6 Months	1 Year

Market price	5.38%	17.34%	34.98%	42.76%
NAV per share	6.63%	19.32%	31.26%	36.66%
Bolsa Index	5.96%	18.04%	29.76%	27.33%
MSCI Mexico Index	5.73%	16.77%	29.72%	26.27%

	2 Years	3 Years	5 Years	10 Years

Market price	121.10%	16.34%	86.07%	468.20%
NAV per share	119.97%	7.02%	80.78%	419.10%
Bolsa Index	93.09%	15.45%	86.61%	430.88%
MSCI Mexico Index	92.53%	7.99%	64.02%	341.54%

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1  Source: Impulsora del Fondo México, S.C. (Impulsora). Impulsora utilizes the spot exchange rate, provided by Bloomberg, to calculate the Fund's Net Asset Value per share (NAV). The NAV is published every business day on the Fund’s website www.themexicofund.com.

2  Source: New York Stock Exchange. Short interest position as of first fortnight of every month.

3  During December 2010, the Fund did not repurchase any shares in the open market..

4 Sources: Lipper, Inc., Bloomberg and Impulsora del Fondo México, S.C. Periods ended on the last US business day of the date of this report. Figures calculated using the dividend reinvestment criteria.

III. The Mexican Stock Exchange	End of Month	One Month Earlier	One Year Earlier

Bolsa Index5	38,550.79	36,817.32	32,120.47
Daily avg. of million shares traded	213.4	277.7	255.9
Valuation Ratios6: P/E	21.69	22.51	25.59
P/BV	3.05	3.18	2.75
EV/EBITDA	9.70	9.35	8.83
Market capitalization (billion US$)	$514.61	$490.66	$390.49

IV. The Mexican Economy.
	End of Month	One Month Earlier	One Year Earlier
Treasury Bills7
One month	4.30%	3.97%	4.50%
Six months	4.68%	4.37%	4.85%
One year	4.85%	4.52%	5.07%

Long-term Bonds
Three years	5.44%	5.15%	6.40%
Five years	6.11%	5.28%	7.45%
Ten years	7.16%	6.13%	7.81%
20 years	7.74%	7.29%	8.44%
30 years	7.84%	N.A.	8.73%

Currency Market8
Exchange Rate (Ps/US$)	Ps. 12.3400	Ps. 12.4877	Ps. 13.0914

	Month	Year to Date	Last 12 Months
Inflation Rates on Previous Month
Consumer Price Index9 (CPI)	0.80%	3.89%	4.32%

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5 Source: Mexican Stock Exchange

6 Source: Impulsora del Fondo México, S.C. Figures represent the average obtained from a representative sample of companies listed on the Bolsa. P/E refers to Price/Earnings, P/BV refers to Price/Book Value and EV/EBITDA refers to Enterprise Value/Earnings Before Interests, Taxes, Depreciation and Amortization.

7 Monthly average of weekly auctions as published by Banco de México. N.A. means no auction for such instrument was scheduled for this month.

8 Sources: Bloomberg and Banco de México

9 Source: Banco de México

V.    Economic Comments.

According to results of the monthly poll conducted during December 2010 by Mexico’s Central Bank (Banxico), economic analysts of the private sector estimate that Mexico’s gross domestic product (GDP) grew 5.08% during 2010 and will grow 3.59% and 4.04% during 2011 and 2012, respectively. The inflation rate is estimated by analysts to be 4.40% for 2010, 3.58% for 2011 and to average 3.59% during the next four years. The exchange rate of the peso against the dollar is expected to end 2011 at Ps. 12.53 and at Ps. 12.75 towards the end of 2012, while the interest rate for the 28-day Cetes (Treasury Bills) is estimated to be 4.70% and 5.82% for the same periods. The complete results of this and past polls are available at Banxico’s website, located at www.banxico.org.mx.

VI.    Portfolio of Investments As of December 31, 2010 (Unaudited)

Shares Held			Percent of
	COMMON STOCK - 94.79%	Value	Net Assets
	Airports
500,500	Grupo Aeroportuario del Sureste, S.A.B. de C.V. Series B	$2,836,707	0.67%
2,000,000	Grupo Aeroportuario del Centro Norte, S.A.B. de C.V. Series B	3,834,684	0.90
		6,671,391	1.57
	Beverages
1,986,000	Fomento Económico Mexicano, S.A.B. de C.V. Series UBD	11,156,363	2.63
700,000	Grupo Modelo, S.A.B. de C.V. Series C	4,336,143	1.02
		15,492,506	3.65
	Building Materials
21,150,000	Cemex, S.A.B. de C.V. Series CPO	22,572,569	5.32

	Chemical Products
4,140,000	Mexichem, S.A.B. de C.V.	14,832,204	3.50

	Commercial Banks
2,912,000	Banco Compartamos, S.A.B. Institución de Banca Múltiple.	6,336,078	1.49

	Construction and Infrastructure
3,000,000	Empresas ICA, S.A.B. de C.V.	7,689,627	1.81
3,160,000	OHL México, S.A.B. de C.V.	,089,530	1.44
		13,779,157	3.25
	Consumer Products
2,200,000	Kimberly-Clark de México, S.A.B. de C.V. Series A	13,501,297	3.18

	Financial Groups
2,920,000	Grupo Financiero Banorte, S.A.B. de C.V. Series O	13,927,974	3.28

	Food
1,800,000	Grupo Bimbo, S.A.B. de C.V. Series A	15,378,768	3.62

	Health Care
4,000,000	Genomma Lab Internacional, S.A.B. de C.V. Series B	9,581,848	2.26

	Holding Companies
2,338,000	Alfa, S.A.B. de C.V. Series A	23,569,465	5.55

	Media
6,400,000	Grupo Televisa, S.A.B. Series CPO	33,146,191	7.81

	Mining
10,000,000	Grupo México, S.A.B. de C.V. Series B	40,996,759	9.66
400,000	Industrias Peñoles, S.A.B. de C.V.	14,591,248	3.44
		55,588,007	13.10
	Retail
140,000	First Cash Financial Services, Inc.	4,338,639	1.02
2,000,000	Grupo Comercial Chedraui, S.A.B. de C.V. Series B	6,082,658	1.43
1,620,000	El Puerto de Liverpool, S.A.B. de C.V. Series C-1	11,070,875	2.61
12,780,000	Wal-Mart de México, S.A.B. de C.V. Series V	36,703,663	8.65
		58,195,835	13.71
	Steel
905,100	Industrias CH, S.A.B. de C.V. Series B	3,526,516	0.83

Shares Held			Percent of
	COMMON STOCK	Value	Net Assets
	Stock Exchange
6,000,000	Bolsa Mexicana de Valores, S.A.B. de C.V. Series A	12,622,366	2.97
	Telecommunications Services
27,690,000	América Móvil, S.A.B. de C.V. Series L	79,591,921	18.75
90,000	NII Holdings, Inc.	4,019,368	0.95
		83,611,289	19.70

	Total Common Stock	$402,333,461	94.79%

Securities	SHORT-TERM SECURITIES – 7.09%
Principal Amount
	Repurchase Agreements
$20,622,239	BBVA Bancomer, S.A., 4.30%, dated 12/31/10, due 01/03/11 repurchase price $20,629,629, collateralized by Bonos del Gobierno Federal.	$20,622,239	4.86%
	Time Deposits
	Comerica Bank, 0.14%, dated 12/31/10, due 01/03/11	9,458,880	2.23
	Total Short-Term Securities	30,081,119	7.09
	Total Investments	432,414,580	101.88
	Liabilities in Excess of Other Assets	(7,971,345)	(1.88)
	Net Assets Equivalent to $31.68 per share on 13,399,745 shares of capital stock outstanding	$424,443,235	100.00%

VII.   The Mexico Fund, Inc. Charts

  VII.   The Mexico Fund, Inc. Charts (continued)